CERTIFICATE OF LIMITED PARTNERSHIP

OF

AMREIT MONTHLY INCOME & GROWTH FUND IV, L.P.

1.           The name of the limited partnership is AmREIT Monthly Income & Growth Fund IV, L.P.

2.           The registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801.

3.           The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, State
          of Delaware 19801.

4.           The address of the principle office in the United States where records of the partnership are to be kept or made available is 8 Greenway Plaza, Suite 1000, Houston, Texas 77046.

5.   The name and mailing address, and the street address of the business or residence of the sole general partner is as follows:

Name: AmREIT Monthly Income & Growth IV Corporation	Street and Mailing Address: 8 Greenway Plaza Suite 1000 Houston, Texas 77046

IN WITNESS WHEREOF, the below has caused this Certificate of Limited Partnership to be executed as of the 10th day of October 2006.

AMREIT MONTHLY INCOME & GROWTH IV CORPORATION, the general partner

By:	/s/ Chad C. Braun
Name:	Chad C. Braun
Title:	Vice President, Chief Financial Officer, Secretary and Treasurer